Exhibit B-1(g)

ENTERGY ARKANSAS, INC.
639 Loyola Avenue
New Orleans, Louisiana 70113

October 30, 2003

River Fuel Trust #1
c/o The Bank of New York
101 Barclay Street, Floor 8 West
New York, New York 10286

The Bank of New York
One Wall Street
New York, New York 10286

Dear Sirs:

Pursuant to the requirements of the Fuel Lease, dated as of December 22, 1988, between River Fuel Trust #1 and Entergy Arkansas, Inc. (formerly Arkansas Power & Light Company), Entergy Arkansas, Inc. hereby acknowledges receipt of a copy of (i) the Credit Agreement, dated as of October 30, 2003, among River Fuel Trust #1, The Bank of New York and the various Lenders parties thereto, and (ii) the Depositary Agreement, dated as of October 30, 2003, among River Fuel Trust #1, JPMorgan Chase Bank and The Bank of New York, and consents to your entry into said Credit Agreement and Depositary Agreement.

Very truly yours,

ENTERGY ARKANSAS, INC.

By:/s/ Frank Williford
Name: Frank Williford
Title:  Assistant Treasurer